Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SIEBERT FINANCIAL CORP.
(Under Section 805 of the Business Corporation Law
 of the State of New York)

The undersigned, desiring to amend a certificate of incorporation under the provisions of the Business Corporation Law of the State of New York (hereinafter referred to as the “BCL”), hereby certifies as follows:

FIRST:  The name of the corporation is Siebert Financial Corp. (the “Corporation”).  The name under which the Corporation was originally formed was Michaels & Co., Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed with the New York Department of State on April 9, 1934.

THIRD:  The amendment to the Certificate of Incorporation of the Corporation to be effected by this certificate of amendment is to increase the number of shares that the Corporation shall have authority to issue to 100,000,000 shares by authorizing 51,000,000 additional shares of Common Stock, par value of $0.01 per share, of the same class of Common Stock as the presently authorized shares.

To accomplish the foregoing amendment, Article THIRD of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares that the Corporation is authorized to issue, is hereby amended to read in its entirety as follows:

“THIRD:  The aggregate number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares, of one class only, which shares shall be designated Common Stock, each such share having a par value of $.01.”

FOURTH: the aforesaid amendment has been authorized by (i) the Board of Directors of the Corporation and (ii) the majority of the shareholders of the Corporation entitled to vote thereon by the written consent of said shareholders, respectively, all in accordance with Section 803(a) of the BCL.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed and subscribed in its name this 18th day of February 2020, and the statements contained herein are affirmed as true under the penalties of perjury.

SIEBERT FINANCIAL CORP.
By:	/s/ Andrew Reich
Andrew Reich, Chief Financial Officer

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF SIEBERT FINANCIAL CORP. (Under Section 805 of the Business Corporation Law)

GUSRAE KAPLAN NUSBAUM PLLC 120 Wall Street New York, New York 10005 Telephone (212) 269-1400 Telecopier (212) 809-5449